The following principal investment strategies for Strategic Advisers Multi-Manager Income Fund took effect on September 26, 2013:

Allocating assets among underlying funds according to a stable target asset allocation of approximately 17% domestic equity funds, 7% international equity funds, 46% bond funds, and 30% short-term funds.

The following principal investment strategies for Strategic Advisers Multi-Manager 2005 Fund, Strategic Advisers Multi-Manager 2010 Fund, Strategic Advisers Multi-Manager 2015 Fund, Strategic Advisers Multi-Manager 2020 Fund, Strategic Advisers Multi-Manager 2025 Fund, Strategic Advisers Multi-Manager 2030 Fund, Strategic Advisers Multi-Manager 2035 Fund, Strategic Advisers Multi-Manager 2040 Fund, Strategic Advisers Multi-Manager 2045 Fund, Strategic Advisers Multi-Manager 2050 Fund, and Strategic Advisers Multi-Manager 2055 Fund took effect on September 26, 2013:

Allocating assets among underlying affiliated funds and non-affiliated funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 17% in domestic equity funds, 7% in international equity funds, 46% in bond funds, and 30% in short-term funds (approximately 10 to 17 years after the fund's target retirement date).